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                     [DONALDSON, LUFKIN & JENRETTE LOGO]

             Donaldson, Lufkin & Jenrette Securities Corporation
          277 Park Avenue, New York, New York 10172 o (212) 892-3000

                                                               February 28, 1998

Board of Directors
Signature Brands USA, Inc.
7005 Cochran Road
Glenwillow, OH 44139-4312

Gentlemen:

     You have requested our opinion as to the fairness from a financial point of view to the stockholders of Signature Brands USA, Inc. (the 'Company'), other than stockholders who are affiliates of the Company, of the consideration to be received by such stockholders pursuant to the terms of the Agreement and Plan of Merger, dated as of February 28, 1998 (the 'Agreement'), by and between the Company, Sunbeam Corporation ('Sunbeam') and Java Acquisition Corp. ('Acquisition Sub'), a wholly-owned subsidiary of Sunbeam, pursuant to which Acquisition Sub will be merged (the 'Merger') with and into the Company.

     Pursuant to the Agreement, Sunbeam or Acquisition Sub will commence a tender offer for any and all outstanding shares of the Company's common stock, par value $.01 per share ('Company Common Stock'), at a price of $8.25 per share in cash. The tender offer is to be followed by the Merger in which each share of Company Common Stock not tendered in the tender offer will be converted into the right to receive $8.25 per share in cash.

     In arriving at our opinion, we have reviewed the Agreement as well as financial and other information that was publicly available or furnished to us by the Company including information provided during discussions with management and the Board of Directors. Included in the information provided during discussions with management and the Board of Directors were certain financial projections of the Company for the period beginning October 1, 1997 and ending September 30, 2002 prepared by the management of the Company and the Board of Directors' assessment of such projections. In addition, we have compared certain financial and securities data of the Company with various other companies whose securities are traded in public markets, reviewed the historical stock prices and trading volumes of the common stock of the Company, reviewed prices and premiums paid in certain other business combinations and conducted such other financial studies, analyses and investigations as we deemed appropriate for purposes of this opinion. We were not requested to, nor did we, solicit the interest of any other party in acquiring the Company; however, at the Board's direction, we did hold discussions with certain other parties who communicated unsolicited indications of interest to the Company.

     In rendering our opinion, we have relied upon and assumed the accuracy and completeness of all of the financial and other information that was available to us from public sources, that was provided to us by the Company or its representatives, or that was otherwise reviewed by us. With respect to the financial projections supplied to us, we have been informed by management of the Company that they were reasonably prepared on the basis reflecting management's best currently available estimates and judgments as to the future operating and financial performance of the Company, and we have also considered the Board of Directors' assessment of the uncertainties of achieving such projections. We have not assumed any responsibility for making an independent evaluation of any assets or liabilities or for making any independent verification of any of the information reviewed by us. We have relied as to certain legal matters on advice of counsel to the Company.

     Our opinion is necessarily based on economic, market, financial and other conditions as they exist on, and on the information made available to us as of, the date of this letter. It should be understood that, although subsequent developments may affect this opinion, we do not have any obligation to update, revise or reaffirm this opinion. Our opinion does not address the relative merits of the Merger and the other business strategies being considered by the Company's Board of Directors, nor does it address the Board's decision to proceed with the Merger. Our opinion does not constitute a recommendation to any stockholder as to whether to tender shares pursuant to the tender offer or whether and how to vote on the Merger.

     Donaldson, Lufkin & Jenrette Securities Corporation ('DLJ'), as part of its investment banking services, is regularly engaged in the valuation of businesses and securities in connection with mergers, acquisitions, underwritings, sales and distributions of listed and unlisted securities, private placements and valuations for corporate and other purposes. DLJ has performed investment banking and other services for the Company and Thomas H. Lee Company, an affiliate of the Company, and its affiliates in the past and has been compensated for such services.

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     Based upon the foregoing and such other factors as we deem relevant, we are of the opinion that the consideration to be received by the stockholders of the Company, other than stockholders who are affiliates of the Company, pursuant to the Agreement is fair to such stockholders from a financial point of view.

                                          Very truly yours,

                                          DONALDSON, LUFKIN & JENRETTE
                                          SECURITIES CORPORATION

                                          By: /s/ Louis P. Friedman
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                                                  Louis P. Friedman
                                                  Managing Director

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